FOR IMMEDIATE RELEASE

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Hormel Foods Announces the Retirement of Tom Day, Executive Vice President, Refrigerated Foods
The Company Also Announces Executive Advancements:
Deanna Brady to Executive Vice President, Refrigerated Foods
P.J. Connor to Group Vice President; President, Consumer Products Sales
Tony Hoffman to Vice President; Senior Vice President, Consumer Products Sales

AUSTIN, Minn., (October 25, 2019) — Hormel Foods Corporation (NYSE: HRL), a global branded food company, announced Tom Day, executive vice president, Refrigerated Foods, will retire effective at the end of the first quarter fiscal 2020. The company also announced the advancement of several executives, including Deanna Brady, who will succeed Day as executive vice president, Refrigerated Foods.

Additionally, P.J. Connor, currently vice president; senior vice president, Consumer Products Sales (CPS), will advance to Brady’s current role as group vice president; president, Consumer Products Sales. Tony Hoffman will advance to Connor’s current role as vice president; senior vice president, Consumer Products Sales.

Day serves as a member of the executive committee of Hormel Foods, bringing nearly 40 years of strategic leadership to the company. As executive vice president of Refrigerated Foods, Day has led the company’s largest segment as well as numerous subsidiaries and divisions, including Hormel Foods Foodservice, Hormel Deli Solutions, Meat Products, Fresh Pork and Affiliated Businesses, Burke Corporation and Dan’s Prize. During his distinguished career, Day has guided a number of business units to record growth and was responsible for leading the integration of three recent acquisitions, including Applegate, Fontanini and Columbus Craft Meats.

“Tom’s unique ability to elevate strategic thinking, build global high-performing teams, create a growth-oriented culture and deliver key results has earned him an unmatched reputation as a leader in our company and throughout the food industry,” said Jim Snee, chairman, president and CEO, Hormel Foods. “While Tom has consistently delivered outstanding business results during his tenure with Hormel Foods, it is perhaps his leadership of our cultural transformation that will be most remembered. He is a respected mentor and role model to many within the Hormel Foods family. He will certainly be missed, but his legacy of excellence will live on well beyond his retirement.”

Brady, who will assume the leadership post for Refrigerated Foods upon Day’s retirement, has led the Consumer Products Sales business since 2015, overseeing the company’s growth strategy and branded portfolio sales in both retail and e-commerce. Brady began her career with Hormel Foods in 1996 and has held various management and leadership positions with the company, including vice president, Foodservice sales and group vice president, Foodservice, before assuming her current leadership post.

“Deanna is ideally suited to assume the leadership post of Refrigerated Foods,” said Snee. “She is forward-thinking, with an unmatched business acumen and analytical approach, and knows the dynamics of the Refrigerated Foods business. Most importantly, she understands what it will take to continue to drive growth in this important business segment.”

Connor will assume Brady’s post leading the Consumer Products Sales business. In his current role, he is responsible for all sales activities surrounding the Walmart business, one of the company’s major customers. Connor joined Hormel Foods in 1996 and has held various management and leadership posts, assuming his current role in 2011.

“P.J. has been instrumental in the growth of the company’s CPS division,” said Snee. “He understands the importance of working collaboratively with our customers in the truest sense of partnership. He has brought innovation and ideation to the future of grocery and retail, both in-store and in e-commerce and is poised to continue his leadership with the CPS team.”

Hoffman, who is currently vice president of business planning and support, Consumer Products Sales, will assume Connor’s role leading the company’s Walmart business. He started his career with Hormel Foods in 1998 and has worked in both Refrigerated Foods and Consumer Products Sales throughout his career. He assumed his current role in 2015.

“Tony will move seamlessly into this new role leading Hormel Foods business with the Walmart team,” said Snee. “He has a strong knowledge of the business and understands the importance of our long-standing partnership with Walmart and its team of professionals.”
For more information on the Hormel Foods leaders, including their complete bios, please visit https://www.hormelfoods.com/about/leadership/.

ABOUT HORMEL FOODS — Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenues across more than 80 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly®, Hormel® Black Label®, Columbus® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the 11th year in a row and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future — Inspired People. Inspired Food.™ — focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and http://csr.hormelfoods.com/.